UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 17, 2026

MediaCo Holding Inc. (Exact Name of Registrant as Specified in Its Charter)

001-39029
(Commission File Number)

Indiana	84-2427771
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

48 West 25th Street, Third Floor
New York, New York 10010
(Address of principal executive offices, including zip code)

(212) 447-1000
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	MDIA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Principal Officers.

Appointment of President

On July 20, 2026, the Board of Directors (the “Board”) of MediaCo Holding Inc. (the “Company”) appointed Brian Fisher as President of the Company, effective immediately. Albert Rodriguez previously served in the role of President and will continue to serve as Chief Executive Officer.

Mr. Fisher, age 53, has served as Chief Revenue Officer of the Company since August 18, 2025, a role he vacated upon assuming the role of President. Prior to serving as the Company’s Chief Revenue Officer, Mr. Fisher served as the Company’s Senior Vice President of Video Sales from December 2024 until August 2025, the Company’s Senior Vice President of Multimedia Sales from March 2022 until November 2024, and the Company’s Vice President of OTT/CTV Sales from March 2021 until March 2022. Prior to joining the Company, Mr. Fisher held senior leadership roles at Disney, Tribune Media and Bloomberg Media. Mr. Fisher holds a BS in Business Administration from the University of Arizona.

On January 22, 2026, the Company entered into an employment agreement with Mr. Fisher. Pursuant to his employment agreement, Mr. Fisher’s annual base salary is $450,000, with increases to $510,000 on December 1, 2026, and Six Hundred Thousand Dollars ($600,000) on December 1, 2027. The employment agreement provides that Mr. Fisher may be eligible to receive a discretionary cash bonus of up to 60% of his annual base salary, subject to increases of up to 115% if certain performance metrics are met. In addition, Mr. Fisher is entitled to severance equal to six months of base salary in the event he terminates his employment for good reason or his employment is terminated by the Company without cause or due to his disability, subject to Mr. Fisher’s execution, delivery, and non-revocation of a release of claims in favor of the Company. The employment agreement further provides that Mr. Fisher will be subject to a non-competition covenant for six months after his termination of employment, a non-solicitation covenant for one year after his termination of employment, and a perpetual non-disparagement covenant.

In accordance with the terms of Mr. Fisher’s employment agreement, the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved the following equity compensation under the company’s Equity Compensation Plan (the “Plan”), subject to all grant conditions being satisfied, (including shareholder approval of an amendment to increase the number of shares available for issuance under the Plan) (1) an award of restricted stock units valued at $972,260, subject to a three-year linear time-based vesting schedule, and (2) an award of performance stock units valued at $972,261 subject to a three-year linear performance-based vesting schedule.

There are no arrangements or understandings between Mr. Fisher and any other person pursuant to which Mr. Fisher was appointed as President. There are no family relationships between Mr. Fisher and any director or executive officer of the Company subject to disclosure under Item 401(d) of Regulation S-K, and there are no transactions in which Mr. Fisher has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Departure of Chief Financial Officer and Appointment of Interim Chief Financial Officer

Effective on July 17, 2026, Debra DeFelice no longer serves as Chief Financial Officer (“CFO”), Treasurer, and Executive Vice President of the Company. The Board appointed Roberto Castro as interim CFO and interim Treasurer on July 20, 2026.

Mr. Castro, age 56, has served as Senior Vice President and Corporate Controller of the Company since April 20, 2026. Mr. Castro joined the Company following a nearly 24-year career at Spanish Broadcasting System (“SBS”), where he served in various senior finance roles, including Vice President of Finance beginning in 2015. Prior to joining SBS, Mr. Castro spent over six years at DIRECTV Latin America, where he held the roles of Accounting & Consolidation Manager and Senior Auditor. Prior to these roles, he served as an auditor at Coopers & Lybrand, LLP. He holds an MPA in Accounting from the University of Miami Herbert Business School and BBA in Accounting from Loyola University New Orleans.

There are no arrangements or understandings between Mr. Castro and any other person pursuant to which Mr. Castro was appointed as interim CFO and interim Treasurer. There are no family relationships between Mr. Castro and any director or executive officer of the Company subject to disclosure under Item 401(d) of Regulation S-K, and there are no transactions in which Mr. Castro has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit	Description

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIACO HOLDING INC.

Date:	July 21, 2026	By:	/s/ Roberto Castro
Roberto Castro
Interim Chief Financial Officer and Interim Treasurer